Exhibit 12A
                                                                  Page 1 of 2

                         GPU, INC. AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED

                                                       Three Months Ended
                                                    -------------------------
                                                    March 31,        March 31,
                                                      2000            1999
                                                    ---------       -----------

OPERATING REVENUES                                 $1,176,444       $1,073,733
                                                    ---------        ---------

OPERATING EXPENSES                                    836,132          775,100
  Interest portion of rentals (A)                       5,754            7,739
  Fixed charges of service company
    subsidiaries (B)                                    1,216            1,143
                                                    ---------         --------
      Net expense                                     829,162          766,218
                                                    ---------         --------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 1,075              673
  Equity in undistributed earnings
    of affiliates, net                                  3,652           53,252
  Other income, net                                    19,178           49,081
  Minority interest net income                           (477)            (823)
                                                    ---------         --------

      Total other income and deductions                23,428          102,183
                                                    ---------         --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  370,710       $  409,698
                                                    =========        =========

FIXED CHARGES:
  Interest on funded indebtedness                  $  133,919       $   82,821
  Other interest (C)                                    8,629            8,233
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                  4,100            6,260
  Interest portion of rentals (A)                       5,754            7,739
                                                    ---------        ---------
      Total fixed charges                          $  152,402       $  105,053
                                                    =========        =========

RATIO OF EARNINGS TO FIXED CHARGES                       2.43             3.90
                                                         ====             ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                      2.43             3.90
                                                         ====             ====

                                                                   Exhibit 12A
                                                                   Page 2 of 2

                         GPU, INC. AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED
--------------------------
NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in GPU's consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Includes amount for subsidiary-obligated mandatorily redeemable preferred securities of $2,675 and $7,222 for the three month periods ended March 31, 2000 and 1999, respectively, and amount for trust preferred securities of $3,673 for the three month period ended March 31, 2000.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                       Three Months  Ended
                                                   ----------------------------
                                                   March 31,          March 31,
                                                     2000              1999
                                                   --------           --------

Income before provision for income taxes and
 preferred stock dividends of subsidiaries         $222,408          $310,905

Income before preferred stock dividends of
 subsidiaries                                       133,459           194,639

Pretax earnings ratio                                166.6%            159.7%

Preferred stock dividends of subsidiaries             2,461             3,920

Preferred stock dividends of subsidiaries on
 a pretax basis                                       4,100             6,260